Exhibit 10.26

Equity Acquisition Agreement

Party A (acquirer): ZhongYuan Nervonic Acid Biotechnology Co.

Address: 101-3036, 1st to 3rd floor, Building 26, No. 17, Huanke Middle Road, Tongzhou Park, Zhongguancun Science and Technology Park, Tongzhou District, Beijing

Legal representative: Chang Yu

Unified Social Credit Code: 91110112MA0057HU7E

Party B (transferor): Baofeng Biotechnology (Beijing) Co.

Address: Room 525, 5/F, Building 3, No. 10, Anjing Street, Shunyi District, Beijing

Legal representative: Chang Tingting

Unified social credit code: 9111 0117 0536 2938 X8

Party C (target company): Dandong Baofeng Seedling Technology Co. Address: eleven groups of Changdiancheng Village, Changdian Town, Kuandian Manchu Autonomous County, Dandong City, Liaoning Province Legal representative: Zhai Jiangyong

Unified Social Credit Code: 91210624MA0YGFHG56

Party D: Yanbian Baofeng Biotechnology Co.

Address: 1177 Kailaiying Road, High-tech Industrial Park, Dunhua City Legal representative: Miao Yuhai

Unified Social Credit Code: 91222403MA158W8D1E

The parties hereto, through equal and voluntary negotiation, and in accordance with the Civil Code of the People's Republic of China, the Company Law of the People's Republic of China and relevant regulations, enter into this contract for mutual compliance in respect of the transfer of the equity interest held by Party B to Party A in Party C.

Whereas.

Party B offered Party A 100% equity interest in Dandong Baofeng Seedling Technology Co. As Party A holds equity in Party D, Party A's purchase in this transaction is completed by paying part of cash plus equity in Party D.

After friendly negotiation, the parties reached the following agreement:

Chapter I. Subject of the transfer

Article 1 Target Company

(hereinafter referred to as "the target company" or "the company"), was established on March 11, 2019, with a registered capital of 1 million yuan and an actual payment of 1 million yuan; its registered address is Eleven Group of Changdian City Village, Changdian Town, Kuandian Manzu Autonomous County, Dandong City, Liaoning Province; its unified social credit code is 91210624MA0YGFHG56.

Article 2 Subject of the transfer

The subject of the transfer is all 100% equity of the target company held by Party B (including its interests and its substantial assets, the same below). After Party A acquires the target company, the 100% equity of the target company will be evaluated and made as the paid-up capital of Yanbian Baofeng Biotechnology Co.

Article 3 Shareholding Structure

Pre-acquisition equity structure of the target company: 100% owned by Party B; post-acquisition equity structure of the target company: 100% owned by Party D.

Chapter II Price and taxes and fees

Article 4 Price

A third party appraiser [Beijing Zhenglian Asset Appraisal Co., Ltd] jointly appointed by both parties, issued the "Appraisal Report No. A1-379" on September 6, 2022 in respect of the value of the equity interest in the Target Company, and the shareholders' equity is RMB5,000,000.00. The parties agree that the transfer price is RMB5,000,000.00.

Article 5 Payment

5.1	Payment Method

Both parties agree that the equity transfer price shall be paid by Party A to Party B in the form of "cash + equity", of which:

One million yuan (¥1,000,000.00) in cash.

7% equity interest in Yanbian Baofeng Biotechnology Co., Ltd. (100% equity interest in Yanbian Baofeng Biotechnology Co., Ltd. is evaluated at RMB 56,874,300.00 (see "Evaluation Report" No. [A1-378]), which consolidates the equity value of the subject company), and the remaining price shall be paid in the amount of four million yuan (¥4,000,000.00).

5.2	Payment time

Cash payment: Within 90 working days after the completion of the delivery of the subject equity interest, Party A shall pay Party B 1million yuan (¥1,000,000.00).

Equity payment: Within 5 days after the completion of the delivery of the subject equity, both parties will cooperate with each other to handle the procedures related to the change of registration of 7% equity of Yanbian Baofeng Biotechnology Co. If it is not possible to handle the procedures related to the change of registration of 7% equity of Yanbian Baofeng Biotechnology Co, including the exercise of the right of pre-emption by other shareholders or Party A does not cooperate in the transfer of equity, Party B has the right to request Party A to pay the remaining equity transfer amount of RMB 4 million in cash.

Article 6 Taxes and Fees

Each party to the transaction shall pay the relevant taxes and fees thatshould be borne by itself in accordance with the Chinese tax law.

Chapter 3 Transfer Base Date and Settlement Date

Article 7 Basis date of transfer

The parties agree that the date of the benchmark contained in the Appraisal Report made by the third-party institution jointly commissioned by the parties shall be the benchmark date for this equity transfer.

Article 8 Date of transfer and settlement

The parties agree that the date of the registration application for this equity transfer shall be the date of settlement of this equity transfer.

Chapter 4 Transfer Handover

Article 9 Legal formalities for the transfer of shareholding

Both parties shall complete all legal procedures such as approval and change registration related to this equity transfer and complete the delivery within 30 working days from the date of signing this Agreement. The completion of the settlement shall enable Party A to legally own all the equity interests of the Target Company involved in this equity transfer and to counter any objection raised by any third party to the Subject Equity Interest or Party A.

Article 10 Company property handover

10.1  Party B shall prepare a balance sheet, a detailed statement of assets, a detailed statement of debts and liabilities as of the date of transfer, as well as an Appraisal Report issued by a third party appraiser, which shall be attached to this Agreement after confirmation by Party A.

10.2   Party B shall, within 30 working days from the date of signing this Agreement, complete the property transfer procedures of the Target Company with Party A. The transferred company property includes all assets of the target company (including but not limited to physical assets, bank accounts, seals, contracts, files, books, financial statements, rights certificates, etc.).

10.3   The property handover list will be signed by both parties after the handover is completed.

Article 11 Effect of property handover

After this equity transfer, Party A legally owns all the assets of the target company according to its share of the equity ratio.

Chapter 5 Debt

Article 12 Debt

12.1  Party B undertakes that Party B shall be responsible for settling and assuming full liability for all debts incurred by the Target Company before the date of transfer and outside the schedule of debts and liabilities agreed in 10.1 of this Agreement, including any form of borrowings or external guarantees and other implicit and contingent debts. After Party B has assumed the corresponding responsibility and voluntarily waived the recourse to the Target Company or after the Target Company has assumed the external responsibility, Party A or the Target Company shall have the right to recourse to Party B for full liability.

12.2  The claims and debts set forth in the schedule of claims and debts agreed in 10.1 of this Agreement, as well as those arising after the transfer and settlement, shall be enjoyed and borne by the changed company.

Chapter 6 Party A promises and guarantees

Article 13 Representations and warranties of Party A

13.1	Organization

Party A is a company legally registered, validly existing and operating in good standing under the law.

13.2	Authorization

Party A have full corporate power and authority to enter into and consummate the transactions contemplated by this Agreement. Party A have all necessary corporate authority to enter into and perform this Agreement.

13.3	Equity Payments

Party A owns 85% equity of Yanbian Baofeng Biotechnology Co., Ltd., and there is no third party interest that restricts external transfer. Party A takes 7% equity of Yanbian Baofeng Biotechnology Co., Ltd. as the payment of the transaction price of this agreement, and should ensure that other equity of Yanbian Baofeng Biotechnology Co., Ltd. agrees to the external transfer of Yanbian Baofeng Biotechnology Co., Ltd. and waives the shareholders' right of first refusal.

Chapter 7 Party B commitment and guarantee

Article 14 Party B representations and warranties

14.1	Procedures and Resolutions

On the reference date and before the settlement date, Party B has completed all relevant internal procedures required for the equity transfer.

14.2	Ownership of Equity

Party B have full title to the Subject Equity, free and clear of any pledges, liens, charges, encumbrances, rights of use, security interests, claims, options and restrictions of any kind (hereinafter referred to as "Encumbrances"). There shall be no material change in any of the rights attached to the Subject Equity Interest after the execution of this Agreement.

14.3	Contributions

The amount of capital contribution of the subject equity interest is one million yuan (¥1,000.000.00), and Party B has actually paid one million yuan (¥1,000.000.00).

14.4	Company assets

The Company enjoys good and effective rights to tangible physical assets and intangible assets, and there is no mortgage, pledge, lien, seizure or preservation, nor is there any dispute over ownership.

14.5	Financial Statements

Party B shall provide Party A with a balance sheet, a schedule of assets, a schedule of debts and liabilities as at the date of transfer and all previous financial statements of the target company. All financial statements should be complete and correct, have been prepared in accordance with the accounting rules applied on a continuing basis during their periods and present fairly, in all material respects, the financial position as at the date of transfer and the results of operations and cash flows for each period.

Chapter 8 Payment of capital

Article 15 Payment of capital contribution

The obligation to pay the contribution of the subject equity interest, except for the part that has been actually paid by Party B as agreed in 14.3 of this Agreement, shall be performed by Party A within the payment period stipulated in the Articles.

Chapter 9 Confidentiality

Article 16 Confidentiality

Each party shall use its best efforts to maintain the confidentiality of all matters relating to the other party in all forms obtained by it as a result of the performance of this Agreement, including but not limited to: the terms of this Agreement; the negotiation of the Agreement; the subject matter of the Agreement; the trade secrets of each party; and the confidentiality of the contents of any business information, materials and/or documents, including any contents of this Agreement and other matters in which the parties may cooperate. Except to the extent that either party is required by law to disclose such confidential information to the relevant governmental authorities, or to the direct legal and financial advisors of either party as necessary for its normal operations.

Article 17 Other obligations

The confidentiality obligations described in this chapter shall survive the termination of this Agreement.

Chapter 10 Breach of contract

Article 18 Default

18.1	Liability for breach of contract by the transferor

The transferor shall indemnify and hold harmless the Acquirer and the Company from and against any and all losses suffered by the Acquirer arising out of or in connection with any breach by the Grantor of any representation, warranty, undertaking or obligation under this Agreement.

18.2	Liability for breach of contract by the acquirer

The Acquirer shall indemnify and hold the Grantor harmless from any and all losses suffered by the Grantor arising out of or in connection with any breach by the Acquirer of any representation, warranty, undertaking or obligation under this Agreement.

Chapter 11 Other

Article 19 Entry into force

This agreement will be effective after both parties sign and seal. In order to fulfill this agreement, it is necessary for both parties to sign other agreements or legal documents to supplement this agreement, including the simple equity transfer agreement required for industrial and commercial changes, or the transaction documents for the equity of Yanbian Baofeng Biotechnology Co. If the content of the relevant agreement conflicts with the content of this agreement, the content of this agreement shall prevail.

Article 20 Independence

The terms of this agreement are independent, and if some of the terms are invalid, it does not affect the validity of the entire agreement.

Article 21 Communication

The contact information stated in the first part of this Agreement shall be used as the address for service of all kinds of notices, agreements and other documents related to this contract, as well as legal documents and legal papers in case of disputes regarding the contract; if one party modifies the contact information, it shall notify the other party in writing, and the modification will be effective when received by the other party.

Article 22

This Agreement is signed in Beijing on September 19, 2022, in four copies, two for each party.

Annexes.

1.	Equity evaluation report of Dandong Baofeng Seedling Technology Co.
2.	Equity evaluation report of Yanbian Baofeng Biotechnology Co.

(This page is the signature and seal page of the equity transfer agreement of Dandong Baofeng Seedling Technology Co.)

Party A (acquirer).

Party B (transferor).

Party C (Target Company).

Party D: Yanbian Baofeng Biotechnology Co.

Date of Contract: